Exhibit 99.1

Argan, Inc.  Reports Year-End and Fourth Quarter Results

Declares Quarterly Dividend of $0.25 Per Share

April 10, 2019 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announced financial results for its fiscal year and fourth quarter ended January 31, 2019. For additional information, please read the Company’s Annual Report on Form 10-K, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Annual Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data):

	January 31,
	2019	2018	Change	% Change
For the Fiscal Year Ended:
Revenues	$482,153	$892,815	$(410,662)	(46)%
Gross profit	82,438	149,325	(66,887)	(45)
Gross margins	17.1%	16.7%	0.4%	2
Net income attributable to the stockholders of the Company	$52,036	$72,011	$(19,975)	(28)
Diluted per share	3.32	4.56	(1.24)	(27)
EBITDA attributable to the stockholders of the Company	52,478	116,101	(63,623)	(55)
Diluted per share	3.34	7.36	(4.02)	(55)

As of:
Cash, cash equivalents and short-term investments	$296,531	$434,015	$(137,484)	(32)%
Net liquidity (1)	334,072	301,817	32,255	11
Project backlog	1,094,000	379,000	715,000	189

(1)         We define net liquidity, or working capital, as our total current assets less our total current liabilities.

Fiscal Year 2019 Results:

As the construction activity of Gemma Power Systems (“GPS”) on four large natural gas-fired power plants wound down and reached completion during the current year, the Company’s revenues experienced a decline to $482.2 million compared to $892.8 million in the prior year when the construction activity on all of these projects was at peak or near-peak levels. However, partially offsetting the decline at GPS, the Company’s revenues doubled in aggregate at its other operating units reflecting the Company’s increased diversity in revenue streams. Gross profit for the current year was $82.4 million compared with $149.3 million for the prior year, reflecting primarily the reduction in consolidated revenues between years. However, the Company’s gross margin percentage increased to 17.1% for the current year from 16.7% for the prior year.

The levels of selling, general and administrative expenses decreased for the year ended January 31, 2019 by $1.1 million, or 3%, as compared to the prior year and other income increased by $1.3 million for the current year over the prior year. During the current year, the Company recorded a $1.5 million impairment charge on its goodwill for The Roberts Company (“TRC”).

The Company completed a year-long detailed review of the work performed by its engineering staff on major EPC services projects in order to identify and quantify the amounts of research and development (“R&D”) credits that may be available to reduce prior year income taxes. Based on this review, the resulting income tax benefits associated with R&D activities in the total amount of $16.6 million, or $1.06 per diluted share, have been recognized in income taxes in the current year. Also, the Tax Cuts and Jobs Act had a favorable impact on the Company’s income tax rate, resulting in an effective annual income tax rate of 30% (before the effects of R&D credits) for the current year, compared to an effective annual income tax rate of 36% for the prior year.

These factors resulted in net income attributable to our stockholders decreasing 28% to $52.0 million for the current year, or $3.32 per diluted share, from $72.0 million, or $4.56 per diluted share, for the prior year. EBITDA attributable to our stockholders for the year ended January 31, 2019 decreased 55% to $52.5 million, or $3.34 per diluted share, from $116.1 million, or $7.36 per diluted share, for the prior year. The Company paid its fourth regular quarterly cash dividend of $0.25 per share in January for total dividends paid during the current year of $1.00 per share.

As of January 31, 2019, our cash, cash equivalents and short-term investments totaled $297 million and net liquidity was $334 million; plus, we had no debt. Our project backlog increased $715 million to $1.1 billion as of January 31, 2019, from $379 million at the end of the prior year, primarily reflecting the addition of two large natural gas-fired power plant engineering, procurement and construction (“EPC”) contracts for GPS.

Fourth Quarter Results:

Revenues decreased 48% to $87.7 million, compared to $169.6 million for the fourth quarter last year which reflected meaningful construction work on four large gas-fired power plants that were largely completed by the current year quarter. Gross profit decreased 66% to $6.7 million and gross margin percentage decreased to 7.7% from 11.9% compared to the prior year’s fourth quarter, reflecting negative gross profit adjustments in the current year quarter due to operational and contractual challenges on two power plant projects.

The other factors contributing to a decreased bottom line between the fourth quarter of the current year and the prior year’s fourth quarter were the increased goodwill impairment loss of $0.9 million at TRC, partially offset by decreased selling, general and administrative expenses of $1.8 million, reflecting smaller operations, and decreased taxes of $2.7 million reflecting a lower tax rate and pre-tax losses during the current fourth quarter. As a result, net (loss) income attributable to our stockholders for the three months ended January 31, 2019 decreased to $(2.2) million, or $(0.14) per diluted share, compared to $7.0 million, or $0.45 per diluted share, for the prior year’s fourth quarter.

Quarterly Dividend:

Yesterday, our Board of Directors declared a regular quarterly cash dividend in the amount of $0.25 per share of common stock, payable April 30, 2019 to stockholders of record at the close of business on April 22, 2019.

Commenting on Argan’s results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “It has been an eventful year between reaching final completion on four of our major power plant projects, entering into three EPC services contracts to build electricity generation plants having an aggregate power output of approximately 4.0 gigawatts, seeing our project backlog once again exceed a billion dollars and achieving record revenues at APC and TRC. We are optimistic that we will receive the go ahead to start construction on several of these new projects and others over the next couple of quarters and look forward to a rebound in our revenues later in the year and into the next.  It has taken a lot of hard work and effort to get to this point and we appreciate the patience our shareholders have shown us.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including but not limited to: (1) the continued strong operational performance of our power industry services business; (2) the Company’s successful addition of new contracts to backlog and the Company’s receipt of notices to proceed with the corresponding contract activities; and (3) the Company’s ability to execute on its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors described from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to the cautionary statements made by us with respect to risk factors set forth in the Company’s most recent reports on Form 10-Q and 10-K, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended January 31,		Fiscal Years Ended January 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)

REVENUES	$87,658	$169,578	$482,153	$892,815
Cost of revenues	80,912	149,474	399,715	743,490
GROSS PROFIT	6,746	20,104	82,438	149,325
Selling, general and administrative expenses	9,548	11,356	40,710	41,764
Impairment losses	1,491	584	1,491	584
(LOSS) INCOME FROM OPERATIONS	(4,293)	8,164	40,237	106,977
Other income, net	1,860	1,427	6,981	5,648
(LOSS) INCOME BEFORE INCOME TAXES	(2,433)	9,591	47,218	112,625
Income tax benefit (expense)	142	(2,541)	4,651	(40,279)
NET (LOSS) INCOME	(2,291)	7,050	51,869	72,346
Net (loss) income attributable to non-controlling interests	(84)	32	(167)	335
NET (LOSS) INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	(2,207)	7,018	52,036	72,011

Foreign currency translation adjustments	596	1,430	(1,768)	2,184
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$(1,611)	$8,448	$50,268	$74,195

(LOSS) EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$(0.14)	$0.45	$3.34	$4.64
Diluted	$(0.14)	$0.45	$3.32	$4.56

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,573	15,559	15,569	15,522
Diluted	15,573	15,743	15,693	15,780

CASH DIVIDENDS PER SHARE	$0.25	$—	$1.00	$1.00

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

(In thousands)(Unaudited)

	Three Months Ended January 31,
	2019	2018
Net (loss) income	$(2,291)	$7,050
Less EBITDA attributable to noncontrolling interests	84	(32)
Interest expense	—	—
Income tax (benefit) expense	(142)	2,541
Depreciation	957	843
Amortization of purchased intangible assets	253	256
EBITDA attributable to the stockholders of the Company	$(1,139)	$10,658

	Fiscal Years Ended January 31,
	2019	2018
Net income	$51,869	$72,346
Less EBITDA attributable to noncontrolling interests	167	(335)
Interest expense	659	—
Income tax (benefit) expense	(4,651)	40,279
Depreciation	3,422	2,779
Amortization of purchased intangible assets	1,012	1,032
EBITDA attributable to the stockholders of the Company	$52,478	$116,101

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s results of operations presented in accordance with GAAP. Consistent with the requirements of SEC Regulation G, reconciliations of the Company’s non-GAAP financial results from net income are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of January 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$164,318	$122,107
Short-term investments	132,213	311,908
Accounts receivable, net	36,174	26,287
Contract assets	58,357	13,847
Other current assets	25,286	10,878
TOTAL CURRENT ASSETS	416,348	485,027
Property, plant and equipment, net	19,778	15,299
Goodwill	32,838	34,329
Other purchased intangible assets, net	6,137	7,149
Deferred taxes	1,257	439
Other assets	290	426
TOTAL ASSETS	$476,648	$542,669
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$44,427	$100,238
Accrued expenses	29,500	35,360
Contract liabilities	8,349	47,664
TOTAL CURRENT LIABILITIES	82,276	183,262
Deferred taxes	—	1,279
TOTAL LIABILITIES	82,276	184,541

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000,000 shares authorized; 15,577,102 and 15,570,952 shares issued at January 31, 2019 and 2018, respectively; 15,573,869 and 15,567,719 shares outstanding at January 31, 2019 and 2018, respectively	2,337	2,336
Additional paid-in capital	144,961	143,215
Retained earnings	247,616	211,112
Accumulated other comprehensive (loss) income	(346)	1,422
TOTAL STOCKHOLDERS’ EQUITY	394,568	358,085
Non-controlling interests	(196)	43
TOTAL EQUITY	394,372	358,128
TOTAL LIABILITIES AND EQUITY	$476,648	$542,699